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                           Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 12, 1997 on the financial statements of Fortis Benefits Insurance Company and our reports dated April 18, 1997 on the financial statements of Fortis Benefits Insurance Company Variable Account D in Post-Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 33-63829) and related Prospectus and Statement of Additional Information of Fortis Benefits Insurance Company being filed under the Securities Act of 1933 and the Investment Company Act of 1940 for the registration of flexible premium deferred combination variable and fixed annuity contracts.


                                            /s/
                                            Ernst & Young LLP

Minneapolis, Minnesota
April 25, 1997